EXHIBIT 5.1

                            Mayer, Brown, Rowe & Maw
                            190 South LaSalle Street
                             Chicago, Illinois 60603



                                 March 14, 2003


Hub Group, Inc.
3050 Highland Parkway
Suite 100
Downers Grove, Illinois 60515


Gentlemen:

         We are acting as special counsel to Hub Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of Common Stock to be offered pursuant to the Company's 2002 Long Term Incentive Plan (the "Plan"). In connection therewith, we have examined or are otherwise familiar with the Company's Amended Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the shares of Common Stock, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be validly issued, fully paid and non-assessable shares of the Company.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,


                          /s/ Mayer, Brown, Rowe & Maw
                          --------------------------------------
                          MAYER, BROWN, ROWE & MAW